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                                                                      Exhibit 11

[VEDDERPRICE LOGO]                            VEDDER, PRICE, KAUFMAN & KAMMOHOLZ
                                              222 NORTH LASALLE STREET
                                              CHICAGO, ILLINOIS 60601
                                              312-609-7500
                                              FASCIMILE: 312-609-5005

               A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES IN CHICAGO, NEW YORK CITY AND LIVINGSTON, NEW JERSEY



                                              July 26, 2002



Scudder Variable Series II
222 South Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

     We have acted as counsel for the Scudder Variable Series II, a Massachusetts business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the issuance of shares of beneficial interest, no par value (the "Shares"), in the series of the Trust designated as the Scudder International Select Equity Portfolio (Class A Shares) (the "Acquiring Fund"), pursuant to the proposed reorganization of the series of shares of the Trust designated as the Scudder New Europe Portfolio (the "Acquired Fund"), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Acquiring Fund and the Acquired Fund as filed with the Registration Statement (the "Agreement").

     As counsel to the Trust we have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and assuming that the Trust's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998, as amended by the Certificate of Amendment of Declaration of Trust adopted on March 31, 1999 and effective as of May 1, 1999, and Certificate of Amendment of Declaration of Trust adopted on November 29, 2000 and effective as of May 1, 2001; the Redesignation of Series dated April 17, 2002, effective May 1, 2002, and the By-Laws of the Trust adopted January 22, 1987, and amended November 30, 2000, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Trust on July 24, 2002 relating to the reorganization and the resolutions of the Board of Trustees dated July 24, 1991, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing voluntary association with transferable shares under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Acquiring Fund; and (b) upon such


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Scudder Variable Series II
July 26, 2002
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issuance of the Shares in accordance with the Agreement, and assuming that the
Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Trust. The Amended and Restated Agreement and Declaration of Trust provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

     This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ
RJM/DBE